Exhibit 10.1
EMPLOYMENT SEPARATION AGREEMENT
     THIS EMPLOYMENT SEPARATION AGREEMENT (the “Agreement”), effective as of February 10, 2010 (the “Effective Date”), is entered into by and between TEKELEC, a California corporation (the “Company”), and William H. Everett (“Executive”).
RECITALS
     A. Executive is serving as of the Effective Date as the Executive Vice President and Chief Financial Officer of the Company.
     B. By mutual agreement between the Company and Executive and subject to the terms and conditions set forth herein, (i) Executive will remain employed as the Executive Vice President and, subject to Section 1.4, Chief Financial Officer of the Company through the close of business on the Retirement Date (as defined herein) and (ii) following the termination of Executive’s employment with the Company, Executive will serve as a consultant to the Company.
     C. In the interest of ensuring a smooth and orderly transition of Executive’s duties and responsibilities as the Executive Vice President and Chief Financial Officer of the Company, the Company and Executive wish to set forth, in this Agreement, the terms and conditions of Executive’s continuing employment and future consulting relationship with the Company.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, Company and Executive hereby agree as follows:
1. RESIGNATION OF EMPLOYMENT; TRANSITION PERIOD
     1.1 Resignation from Positions with the Company and its Subsidiaries. Executive hereby resigns, as of the Retirement Date, as an executive officer and employee of the Company and as a director and/or officer of any and all subsidiaries of the Company, including, but not limited to, those listed in Exhibit A attached hereto. Executive agrees to execute any and all documents that the Company may reasonably request to evidence his resignation, effective as of the Retirement Date, from all such positions with the Company and its subsidiaries.
     1.2 Announcement of Resignation. The Company may announce, publicly disclose and/or report Executive’s resignation as an executive officer and employee of the Company at such time or times and in such manner as may be determined by the Company, including without limitation in one or more press releases and in a Current Report on Form 8-K that has been or will be filed by the Company with the Securities and Exchange Commission.
     1.3 Transition Period. For purposes of this Agreement, the Transition Period shall mean the period commencing on the Effective Date and ending at the close of business on the earlier of: (i) March 31, 2010 (the “Retirement Date”) or (ii) the date specified by the Company’s Board of Directors in a written notice of termination to Executive.

     1.4 Continuation of Employment. During the Transition Period, Executive shall remain employed by the Company as its Executive Vice President and Chief Financial Officer and shall perform and discharge, in a professional and timely manner, in accordance with past practices and to the reasonable satisfaction of the Company, all of the duties and responsibilities customarily and currently performed, discharged and exercised by him as the Executive Vice President and Chief Financial Officer of the Company.
     1.5 Transition Period Compensation. During the Transition Period, the Company shall continue to: (i) pay to Executive, in accordance with the Company’s standard payroll policies and subject to applicable withholding taxes, his base salary at the annual base salary rate in effect on the Effective Date, and (ii) reimburse Executive for all reasonable business expenses in accordance with and subject to the Company’s standard expense reimbursement policies for its executive officers. Nothing in this Agreement shall waive, alter or affect Executive’s entitlement to receive any bonus that may become payable to him under the Company’s 2009 Executive Officer Bonus Plan (the “2009 Bonus Plan”) in accordance with the terms and conditions thereof, except that notwithstanding any provision herein or in the 2009 Bonus Plan, Executive shall remain eligible for payment of the 2009 Bonus Plan if, through no fault of Executive, the Retirement Date or the termination date of Executive specified by the Company’s Board of Directors occurs before the payment date of such bonus. Executive shall not be eligible to participate in or to receive any bonus under any officer, employee or other bonus plan of the Company for any period beginning on or after January 1, 2010. Nothing in this Agreement shall waive, alter or affect Executive’s eligibility for or entitlement to any severance pay or benefits that, after the Effective Date and prior to the Retirement Date, Executive may become entitled to receive under the Company’s 2007 Officer Severance Plan (the “2007 OSP”) in accordance with the terms and conditions thereof, except that it is agreed that notwithstanding any provision herein or in the 2007 OSP Executive shall be treated as an “Eligible Officer” under the 2007 OSP; provided, however, that Executive acknowledges and agrees that he is not entitled to receive any such severance pay or benefits under the 2007 OSP resulting from this Agreement or his retirement from the Company hereunder. At the end of the Transition Period, Executive shall be entitled to be paid, subject to the Company’s vacation/personal time off policy and applicable withholding taxes, accrued and unused and unpaid vacation.
     1.6 Employee Benefits. During the Transition Period, Executive shall continue to participate in the Company’s employee benefit plans in accordance with the terms thereof. At the end of the Transition Period, except as otherwise required by applicable law or as set forth in the Company’s benefit plans for its employees, Executive shall have no right to continue to participate in any such plans. At the end of the Transition Period, Executive may elect to continue, not at the Company’s expense, health care coverage for himself and his family members who are “qualified beneficiaries” (as such term is defined in the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the Company’s group health plan(s) generally available during such period to employees participating in such plan(s). Nothing in this Agreement shall alter or affect Executive’s rights to indemnification under the terms of his indemnification agreement dated 7 April 2005, the Company’s and/or its subsidiaries’ articles or bylaws, or under applicable law.
     1.7 Equity Awards. Exhibit B attached hereto sets forth all outstanding stock options, share appreciation rights and restricted stock units (collectively, “Equity Awards”) granted by the Company to Executive prior to, and outstanding as of, the Effective Date. Nothing in this Agreement shall waive, alter or affect the terms and conditions of any such outstanding Equity Awards, including, but not limited to, Executive’s rights and responsibilities with respect thereto. Any and all such Equity Awards shall be governed by the equity incentive plans of the Company under which they were granted and the written agreements evidencing such Equity Awards.
     1.8 For Cause Termination. In the event Executive’s employment with the Company is terminated for cause by the Company prior to the Retirement Date, Executive shall not, unless otherwise agreed by the Company, serve or receive compensation as a consultant to the Company under Section 2 hereof.
     1.9 Employee Confidentiality Agreement. Executive acknowledges that any and all confidentiality, proprietary rights, nondisclosure and similar agreements that Executive has entered into in connection with his employment with the Company, including, but not limited to, that certain Employee Agreement Concerning Works, Confidentiality, Non-Disclosure, Non-Competition and Non-Solicitation dated as of 11 August 2004 between the Company and Executive (the “Nondisclosure Agreement”), are intended to survive, and shall survive, the termination of Executive’s employment with the Company, subject to the terms and conditions set forth therein. Accordingly, nothing in this Agreement shall be construed as terminating, limiting or otherwise affecting the Nondisclosure Agreement or Executive’s obligations thereunder.
2. CONSULTING SERVICES
     2.1 Initial Consulting Period. During the nine-month period (the “Initial Consulting Period”) beginning on the Retirement Date, Executive shall, upon the Company’s request and at such time or times and in such manner as may reasonably be agreed between the Company and Executive, make himself available for a total of 25 days to provide consulting services to the Company as described in Section 2.3 hereof. In consideration for Executive’s agreement to perform consulting services during the Initial Consulting Period and for the performance of such services for a total of 25 days during the Initial Consulting Period, the Company shall pay to Executive a cash consulting fee in the lump sum amount of one hundred thousand dollars ($100,000.00). Such fee shall be payable half in advance by the Company to Executive within 30 calendar days following the commencement of the Initial Consulting Period and half within 30 calendar days of completion of the 25 days of required consulting, provided that at the end of each of the three 90 day periods within the Initial Consulting Period, if the 25 days of required consulting have not been completed, the Company shall pay executive $20,000, $15,000 and $15,000, respectively. In the event that Executive performs services for more than a total of 25 days during the Initial Consulting Period, the Company shall pay to Executive a cash consulting fee of $2,500 per day for any day on which such services are performed. Any such per diem fees shall be invoiced and paid in the manner described in Section 2.2 below.
     2.2 Subsequent Consulting Period. During the twelve-month period (the “Subsequent Consulting Period”) beginning at the end of the Initial Consulting Period, Executive shall, upon the Company’s request and at such time or times and in such manner as may reasonably be agreed between the Company and Executive, provide consulting services to the Company as described in Section 2.3 hereof. In consideration for Executive’s performance of such services, the Company shall pay to Executive a cash consulting fee of $2,500 per day for any day on which such services are performed. Within 30 calendar days following the end of each calendar month during the Subsequent Consulting Period, Executive shall provide to the Company a reasonably detailed written invoice for any consulting fees earned during such month, and any such invoice shall be due and payable within 30 calendar days after the Company’s receipt thereof.

     2.3 Consulting Services. The services to be performed by Executive for the Company during the Initial Consulting Period and the Subsequent Consulting Period (together, the “Consulting Periods”) shall consist primarily of providing information, advice, assistance and support to the Company with regard to matters reasonably requested by the Chief Executive Officer of the Company, including, but not limited to, supporting the transition of CFO duties and potential acquisitions by the Company. During the Consulting Periods, Executive shall work under the direction of and report to the Chief Executive Officer of the Company or to such other person as the Chief Executive Officer may from time to time designate. Executive shall perform consulting services hereunder at the Company’s principal executive offices in North Carolina or at such other location(s) as may be agreed between the Company and Executive.
     2.4 Expense Reimbursement. The Company shall reimburse Executive for reasonable expenses incurred in the performance of consulting services under this Agreement in accordance with and subject to the Company’s standard expense reimbursement policies for its consultants.
     2.5 Benefits; Taxes. During the Consulting Periods, Executive shall not be (i) eligible for any bonus or other cash or equity incentive compensation for services performed by him for the Company during the Consulting Periods or (ii) entitled to the benefits provided by the Company to its employees, including, but not limited to, benefits under the Company’s medical, dental, vision, life and disability plans and under the Company’s 401(k) plan and vacation/personal time off policy. Executive understands that because he will not be an employee of the Company during the Consulting Periods, that any compensation received by him for consulting services rendered under this Agreement shall not be subject to employment tax withholding, and that the Company shall not pay federal social security tax (FICA) or make contributions to the federal or state unemployment or disability insurance funds on behalf of Executive. Executive shall be solely responsible for complying with all applicable employment tax and income tax laws with respect to the consulting services provided under this Agreement.
     2.6 Return of Property. Upon the earlier of the Company’s request or the end of the Subsequent Consulting Period, Executive shall return to the Company all Company property in his possession or under his custody or control, including both originals and copies and including, but not limited to, all finance and accounting records, corporate credit cards, automobiles, keys and access cards, call cards, cellular or mobile telephones, parking permits, computer hardware (including but not limited to all personal computers, laptop computers, and personal data assistants and the contents thereof, as well as any passwords or codes needed to operate such equipment), computer software and programs, data, diskettes, materials, papers, books, memoranda, correspondence, notes, documents, records, lists, photographs, manuals, handbooks, notebooks, program listings, flow charts, policies, procedures, customer information, customer lists, supplier information and lists, marketing information, manufacturing specifications and plans, and data base information relating to the Company and/or to any of its affiliates or any of their respective financial and accounting records, practices and policies, customers, clients, employees, plans, designs, contracts, agreements, strategies, inventions, systems, policies, procedures and/or practices (whether those materials are in paper or electronic form).
     2.7 Non-Exclusive Arrangement. The parties understand and agree that Executive shall be free to perform services for such other clients, persons or companies as Consultant, in his reasonable discretion, may determine, provided that any such other consulting services do not interfere with Executive’s ability to timely and diligently perform consulting services that have been agreed upon by the parties pursuant to Sections 2.1 or 2.2 hereof, and do not result in any breach of any confidentiality or other obligations of Executive to the Company.

     2.8 Relationship between Parties. Executive shall in the performance of consulting services hereunder be an independent contractor with respect to the Company, and nothing herein shall be construed to create the relationship of an employer and employee or agency between the parties.
     2.9 Consulting Agreement. Prior to or on the commencement of the Initial Consulting Period, Executive (individually or through a legal entity) and the Company shall execute a mutually satisfactory form of consulting agreement consistent with the terms herein and containing customary provisions.
3. MUTUAL REPRESENTATIONS AND WARRANTIES
     Each party hereto represents and warrants (with respect to such party only) to the other party hereto that, to such party’s respective best knowledge and belief, as of the Effective Date, the execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated:
          (a) will not interfere or conflict with, result in a breach of, constitute a default under or violation of any of the terms, provisions, covenants or conditions of any contract, agreement or understanding, whether written or oral, to which it or he is a party (including, in the case of the Company, its bylaws and articles of incorporation, each as amended to date) or to which such party is bound;
          (b) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental agency or court having jurisdiction over such party; and
          (c) has not heretofore been assigned, transferred or granted to another party, or purported to assign, transfer or grant to another party, any rights, obligations, claims, entitlements, matters, demands or causes of actions relating to the matters covered herein.
4. MISCELLANEOUS
     4.1 Notices. All notices and demands referred to or required herein or pursuant hereto shall be in writing, shall specifically reference this Agreement and shall be deemed to be duly sent and given upon actual delivery to and receipt by the relevant party (which notice, in the case of the Company, must be from an officer of the Company) or five days after deposit in the U.S. mail by certified or registered mail, return receipt requested, with postage prepaid, addressed as follows (if, however, a party has given the other party due notice of another address for the sending of notices, then future notices shall be sent to such new address):

(a) If to the Company:	Tekelec
5200 Paramount Parkway
Morrisville, North Carolina 27560
Attn: Chief Executive Officer

With a copy to: Tekelec
5200 Paramount Parkway
Morrisville, North Carolina 27560
Attn: General Counsel

(b) If to Executive:	William H. Everett
     4.2 Legal Advice and Construction of Agreement. Both the Company and Executive have received (or have voluntarily and knowingly elected not to receive) independent legal advice with respect to the advisability of entering into this Agreement and with respect to all matters covered by this Agreement. Neither the Company nor Executive has relied upon the legal or other advice of the other party or such other party’s counsel (or employees) in entering into this Agreement.
     4.3 Parties’ Understanding. The Company and Executive state that each has carefully read this Agreement, that this Agreement has been fully explained to such party by its or his attorney (or that such party has voluntarily and knowingly elected not to receive such explanation), that such party fully understands the final and binding effect of this Agreement, that the only promises made to such party to sign this Agreement are those stated herein, and that such party is signing this Agreement voluntarily.
     4.4 Recitals and Section Headings. Each term of this Agreement is contractual and not merely a recital. All recitals are incorporated by reference into this Agreement. Captions and section headings are used herein for convenience only, are not part of this Agreement and shall not be used in interpreting or construing it.
     4.5 Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to such subject matter. Notwithstanding the foregoing, the parties understand and agree that the Nondisclosure Agreement and all other written agreements between Executive and the Company, including without limitation the agreements evidencing the Equity Awards set forth on Exhibit B attached hereto and all indemnification rights as evidenced by agreements between the parties or otherwise, are separate from this Agreement and, subject to the terms and conditions of each such agreement, shall survive the execution of this Agreement, and nothing contained in this Agreement shall be construed as affecting the rights or obligations of either party set forth in such agreements.
     4.6 Severability. In the event any provision of this Agreement or the application thereof to any circumstance shall be determined by arbitration pursuant to Section 4.10 of this Agreement or held by a court of competent jurisdiction to be invalid, illegal or unenforceable, or to be excessively broad as to time, duration, geographical scope, activity, subject or otherwise, it shall be construed to be limited or reduced so as to be enforceable to the maximum extent allowed by applicable law as it shall then be in force, and if such construction shall not be feasible, then such provision shall be deemed to be deleted herefrom in any action before that court, and all other provisions of this Agreement shall remain in full force and effect.
     4.7 Amendment and Waiver. This Agreement and each provision hereof may be amended, modified, supplemented or waived only by a written document specifically identifying this Agreement and signed by each party hereto. Except as expressly provided in this Agreement, no course of dealing between the parties hereto and no delay in exercising any right, power or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such rights, power or remedy.
     4.8 Cumulative Remedies. None of the rights, powers or remedies conferred herein shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred herein or now or hereafter available at law, in equity, by statute or otherwise.
     4.9 Specific Performance. Each party hereto may obtain specific performance to enforce such party’s rights hereunder, and each party acknowledges that failure to fulfill its or his obligations to the other party hereto would result in irreparable harm.
     4.10 North Carolina Law and Location. This Agreement was negotiated, executed and delivered within the State of North Carolina, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the internal (and not the conflict of laws) laws of the State of North Carolina applicable to the construction and enforcement of contracts between parties resident in North Carolina which are entered into and fully performed in North Carolina. Any action or proceeding arising out of, relating to or concerning this Agreement that is not subject to the arbitration provisions set forth in Section 4.10 above shall be filed in the state courts of the County of Wake, State of North Carolina or in a United States District Court for the Eastern District of North Carolina and in no other location. The parties hereby waive the right to object to such location on the basis of venue.
     4.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.
     4.12 Successors and Assigns. This Agreement is binding on the Company and Executive and on their respective legal successors and permitted assigns. The rights and obligations of the Company under this Agreement may be assigned to a successor entity. No rights or obligations of Executive hereunder may be assigned by Executive to any other person or entity, and any such assignment shall be null and void.
     4.13 Survival. The definitions herein, this Section 4 and the obligations set forth in Sections 1.9, 2.5, 2.6, 2.9 and 3 hereof, as well as any accrued rights and obligations of the parties hereunder, shall survive any termination of this Agreement for any reason whatsoever.

TEKELEC		WILLIAM H. EVERETT

By:	/s/ Frank Plastina	Signature:	/s/ William H. Everett

	Frank Plastina		William H. Everett
President and Chief Executive Officer

EXHIBIT A
COMPANY SUBSIDIARIES

EXHIBIT B
OUTSTANDING EQUITY AWARDS

		Maximum
		Number of Shares
		Purchasable or	Purchase Price
Type of Security		Issuable as of the	Per Share
[e.g., Stock Option, SAR or RSU]	Date Granted	Effective Date	(if applicable)
Stock Option	10/14/04	18,748	$17.38

Stock Option	10/14/04	37,500	$17.38

Share Appreciation Rights	05/16/08	25,000	$16.42

Total		81,248